Exhibit 99.1

GAP INC. REPORTS SEPTEMBER SALES DOWN 6 PERCENT;

COMPARABLE STORE SALES DOWN 11 PERCENT

SAN FRANCISCO - October 9, 2008 - Gap Inc. (NYSE: GPS) today reported net sales of $1.34 billion for the five-week period ended October 4, 2008, which is a decrease of 6 percent as compared with net sales of $1.43 billion for the same period ended October 6, 2007. The company's comparable store sales for September 2008 decreased 11 percent compared with a 7 percent decrease for September 2007.

Comparable store sales by division for September 2008 were as follows:

  Gap North America: negative 3 percent versus negative 10 percent last year
  Banana Republic North America: negative 4 percent versus negative 2 percent last year
  Old Navy North America: negative 24 percent versus negative 8 percent last year
  International: positive 3 percent versus negative 2 percent last year

"While our September merchandise margins were significantly above last year, we have more work to do at Old Navy," said Sabrina Simmons, chief financial officer at Gap Inc. "As consumers continue to deal with economic uncertainty, we'll remain focused on delivering compelling reasons to make our brands their shopping destinations."

Year-to-date net sales were $9.36 billion for the thirty-five weeks ended October 4, 2008, a decrease of 5 percent compared with net sales of $9.85 billion for the thirty-five weeks ended October 6, 2007. The company's year-to-date comparable store sales decreased 10 percent compared with a 4 percent decrease last year.

October Sales

The company will report October sales on November 6, 2008.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2007 sales were $15.8 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit gapinc.com.

Investor Relations:

Evan Price

415-427-2161

Media Relations:

Kris Marubio

415-427-1798